Exhibit 10.10d

Execution Version

AMENDMENT NUMBER ONE TO CREDIT AGREEMENT

THIS AMENDMENT NUMBER ONE TO CREDIT AGREEMENT (this “Amendment”), dated as of June 18, 2013, is by and among SOLARCITY CORPORATION, a Delaware corporation (the “Borrower”), the Lenders party hereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), certain banks and financial institutions from time to time party thereto as lenders (the “Lenders”), the Administrative Agent, and Bank of America Merrill Lynch, as sole lead arranger and sole book manager, are parties to that certain Credit Agreement dated as of September 10, 2012 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Loan Parties have requested that the Required Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

1.1 New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

““Amendment Effective Date” means June 18, 2013.”

““Indenture” means the indenture to be executed by Borrower, together with one or more supplemental indentures, pursuant to which the Borrower may issue to certain underwriters for resale, securities which provide for the conversion of Indebtedness into Equity Interests of the Borrower, cash or a combination thereof.”

““Indenture Documents” means, collectively, the Indenture, the Notes and any document or agreement pertaining to any rights of any holders of the Notes.”

““Notes” means the notes issued under the Indenture.”

““Permitted Convertible Indebtedness” means the Indebtedness of Borrower to any Person under, and as defined in, the Indenture; provided that:

(i) such Indebtedness is unsecured;

(ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $345,000,000;

(iii) the scheduled maturity date of such Indebtedness occurs at least 365 days after September 10, 2015;

(iv) the interest rate per annum applicable to cash interest under the Indenture Documents does not exceed 5.00%;

(v) the Notes are not subject to any scheduled principal amortization, scheduled redemption, sinking fund or similar payment except as set forth in Section 7.06(e);

(vi) the Indenture Documents do not include any financial covenant; and

(vii) the Indenture Documents are consistent in all material respects with the “Description of Notes” provided by Borrower to Administrative Agent on the Amendment Effective Date.

“Share Lending Agreement” means the Share Lending Agreement to be entered into among the Borrower, one or more underwriters and an agent, providing for the lending by Borrower of shares of its common stock, par value $.001 per share, in connection with the issuance of the Permitted Convertible Indebtedness.

1.2 Amendment to Section 1.1.

(a) The definition of “Available Take-Out” is hereby amended and restated in its entirety to read as follows:

“Available Take-Out” means, as of a given date of determination, the aggregate of (i) each Tax Equity Investor’s Tax Equity Commitment less all amounts advanced by such Tax Equity Investors under such Tax Equity Commitment, and (ii) the commitment of any Backlever Financing, less all amounts advanced by the applicable lender under such Backlever Financing, in each case as set forth in the Take-Out Spreadsheet.

(b) The definition of “Backlever Financing” is hereby amended by replacing the period at the end of clause (iv) of the definition with the phrase “(other than a Backlever Financing).”

(c) The definition of “Debt Service Coverage Ratio set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Debt Service Coverage Ratio” means, for a given date of determination, with respect to Borrower, the ratio of: (a) for the trailing 12-month period then ending on the most recent fiscal quarter end available (i) EBITDA, less (ii) Maintenance Capital Expenditures, to (b) cash Interest Charges, for the trailing 12-month period then ending on the most recent fiscal quarter end available.

1.3 Amendment to Section 2.01(b)(ii). Section 2.01(b)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) Eligible Take-Out. During the Availability Period, within five (5) Business Days after the closing of a new Tax Equity Commitment or Backlever Financing, Borrower shall provide counsel to the Administrative Agent (subject to the restrictions set forth in Section 6.10) a copy of the operative documents for such new Tax Equity Commitment or Backlever Financing, as the case may be. Counsel to the Administrative Agent shall review such documents and report its results to Administrative Agent. If based on such report or a field examination conducted in accordance with Section 6.10 Administrative Agent determines, after consulting with Borrower, that in its commercially reasonable judgment, the eligibility criteria for Eligible Take-Out are to be revised, the components of Eligible Take-Out shall be deemed revised accordingly and the Borrowing Base shall be calculated thereafter using such revised definition. If Borrower does not receive notice from Administrative Agent that any new Tax Equity Commitment or Backlever Financing is to be ineligible under this clause (b)(ii) within 60 days after the delivery of the applicable documents as set forth above, such Tax Equity Commitments or Backlever Financing, as the case may be, shall be deemed eligible subject to the then existing eligibility conditions set forth herein.”

1.4 Amendment to Section 7.02. Section 7.02 of the Credit Agreement is hereby amended by replacing the period at the end of clause 7.02(p) with the phrase “; and”, and by adding the following new clause (q) to the end of said Section 7.02:

“(q) Permitted Convertible Indebtedness.”

1.5 Amendment to Section 7.03. Section 7.03 of the Credit Agreement is hereby amended by replacing the period at the end of clause 7.03(j) with the phrase “; and”, and by adding the following new clause (k) to the end of said Section 7.03:

“(k) to the extent it constitutes an Investment, the loan by the Borrower of shares of its common stock, par value $.001 per share, under the Share Lending Agreement.”

1.6 Amendment to Section 7.06. Section 7.06 of the Credit Agreement is hereby amended by replacing the period at the end of clause 7.06(d) with the phrase “; and”, and by adding the following new clause (e) to the end of said Section 7.06:

“(e) the Borrower may make Restricted Payments in connection with the redemption of and any cash paid for fractional shares of, the Equity Interests of Borrower upon conversion of the Permitted Convertible Indebtedness.”

1.7 Addition of Section 7.17. The following Section 7.17 is hereby added to Article VII of the Credit Agreement:

“7.17 Prepayment of Notes. Voluntarily prepay, redeem, purchase, defease or otherwise satisfy in any manner (including by the exercise of any right of setoff) the obligations owed under the Notes.”

ARTICLE II

CONDITIONS TO EFFECTIVENESS

2.1 Closing Conditions. This Amendment shall become effective as of the Amendment Effective Date upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a) Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Loan Parties, the Required Lenders and the Administrative Agent.

(b) Default. No Default or Event of Default shall exist.

(c) Financial Covenants. The Loan Parties, after giving effect to the incurrence of such Permitted Convertible Indebtedness on a Pro Forma Basis, will be in compliance with each of the financial covenants set forth in Section 7.11.

(d) Officer’s Certificate. The Administrative Agent shall have received an officer’s certificate from Borrower.

(e) Fees and Expenses. The Administrative Agent shall have received from the Borrower, for the account of each Lender that executes and delivers a signature page hereto to the Administrative Agent on or before 12:00 noon (Pacific time) on June 14, 2013 (each such Lender, a “Consenting Lender”, and collectively, the “Consenting Lenders”), an amendment fee in an amount equal to 10 basis points on the aggregate Revolving Commitments of such Consenting Lender (prior to giving effect to this Amendment).

ARTICLE III

MISCELLANEOUS

3.1 Amended Terms. On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and continued and shall remain in full force and effect according to its terms.

3.2 Representations and Warranties of Loan Parties. Each of the Loan Parties represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment, other than those which have been duly obtained.

(d) Immediately before and after giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(e) The Collateral Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Collateral Documents and prior to all Liens other than Permitted Liens.

(f) The Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

3.3 Reaffirmation of Obligations. Each Loan Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

3.4 Loan Document. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

3.5 Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

3.6 Further Assurances. The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

3.7 Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.8 Counterparts: Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

3.9 No Actions, Claims, Etc. As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

3.10 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

3.11 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.12 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 11.14 and 11.15 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	SOLARCITY CORPORATION, a Delaware corporation

	By:	/s/ Lyndon Rive
	Name:	Lyndon Rive
	Title:	Chief Executive Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, NA.,
in its capacity as Administrative Agent

	By:	/s/ Dora Brown
	Name:	Dora Brown
	Title:	Vice President

AMENDMENT NUMBER ONE TO CREDIT AGREEMENT (REVOLVING LOAN)

LENDERS:	BANK OF AMERICA, NA.,
in its capacity as Lender

	By:	/s/ Thomas R. Sullivan
	Name:	Thomas R. Sullivan
	Title:	Senior Vice President

AMENDMENT NUMBER ONE TO CREDIT AGREEMENT (REVOLVING LOAN)

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Authorized Signatory

By:	/s/ Tyler R. Smith
Name:	Tyler R. Smith
Title:	Authorized Signatory

AMENDMENT NUMBER ONE TO CREDIT AGREEMENT (REVOLVING LOAN)

SILICON VALLEY BANK,
as a Lender

By:	/s/ Mona Maitra
Name:	Mona Maitra
Title:	Vice President

AMENDMENT NUMBER ONE TO CREDIT AGREEMENT (REVOLVING LOAN)